CORPORATE BY-LAWS

CONCESSIONAIRE

TELEREUNION, S.A. DE C.V.

NAME, DOMICILE, CORPORATE PURPOSE, TERM AND NATIONALITY

ARTICLE 1. The name of the company is “TELEREUNION” and shall be always followed by the words, "SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE”, or its abbreviation S.A. DE C.V.

ARTICLE 2. The domicile of the company shall be the Monterrey, Nuevo León but it may establish branch offices or agencies in any other place within or outside the Mexican Republic, and agree upon conventional domiciles in Mexico or abroad in order to receive any kind of notices or judicial or extra-judicial services to process, appointing special or general attorneys-in-fact outside Mexico for such and any other effects, provided however, that it will not imply a change to its corporate domicile

ARTICLE 3.

The Company has the following purpose:

I. To construct, install, keep operate and exploit public communication networks granted in concession, if any, by the Ministry of Communications and Transport, using for such purposes own or leased means of transmission, both wired or wireless, optical or any other technology that could be developed in the future and to render the services that may be offered with such network.

II. To use, take advantage of, or exploit a frequency band within the national territory, except for the open spectrum and the official use spectrum.

III. To occupy geostationary orbit positions and satellite orbits assigned to Mexico and to exploit their corresponding frequency bands.

IV. To exploit the rights to broadcast and receive frequency band’ signals related to foreign satellite systems that cover and may offer services within the Mexican territory.

V. To render auxiliary, added value and accessory public services either by voice, sounds, data, tact sensations, fixed images or moving video, smells, taste or any combination of the same at a local and long distance level, nationally and internationally.

VI. To render national and international long distance telephonic communication services, public basic telephonic services and local phone services as well as interconnection with public communication networks.

VII. To render services of operation, administration, interconnection, signal conduction and lease of communication network capacity.

VIII. To grant or receive in lease or free lease, acquire, posses, exchange, transfer, market, communicate, dispose or encumber the ownership or possession of all kinds of movable or real properties as well as the in rem and personal rights over the same, as necessary or convenient for its corporate purpose.

IX. The manufacture, transformation, adaptation, import, export, industrialization, distribution, connection, lease and sale under any title of all kinds of telecommunications and telephonic products, items and systems and, in general of all kinds of machinery, spare parts, materials, industrial products, goods and merchandise.

X. To acquire under any legal title, shares, interests or participation or equity quotas of any kind of civil or commercial companies, both Mexican and foreign, public or private, by participating in their incorporation or by subsequent acquisition, and to transfer, dispose and negotiate shares, participations and equity quotas, including any other securities.

XI. To receive from other companies and persons, as well to grant or provide to other companies or persons, any services required for the corporate purpose, including, without limitation, administrative, financial, technical assistance, telecommunication added value, consultancy and advisory services.

XII. To obtain, acquire, develop, market, use, grant and receive concessions, permits, licenses, authorizations, assignments, franchises or deposing under any legal title of all kinds of patents, trademarks, certificates of invention, commercial names, utility models, industrial designs, industrial secrets and any other rights of industrial property, as well as copyrights, and options and first refusals over the same, in Mexico or abroad.

XIII. To secure all kinds of loans or credits, issue obligaciones, bonds, commercial documents and any negotiable document or equivalent document, with or without granting any specific guaranty through pledge, mortgage, trust or any other legal title, as well as to grant any kind of loan or finance.

XIV. To grant and receive all kinds of personal, rem and aval guaranties for obligations or negotiable documents in charge of companies, associations and institutions in which the company may participate or with those companies with which it has commercial relationships by becoming pledgor and/or grantor of an aval guaranty and/or guarantor for such persons or any other third party.

XV. To subscribe, issue, instruct and guaranty all kind of negotiable documents, and to accept and endorse them in its name or in the name of third parties.

XVI. To carry out, personally or through third parties, training and development programs and investigation programs.

VXII. To act as commission agent, agent, representative, distributor or intermediary of any person or company.

XVIII In general, carry out or perform all acts, agreements and operations related or accessory, as necessary or convenient for the fulfillment of the above purposes.

ARTICLE 4. The company has Mexican nationality, any foreigner that at the date of incorporation or any subsequent moment acquires an interest or participation in the company, shall be considered due to this event, as a Mexican with respect to such and with respect to the rights, concession, participations or interests resulting from the contracts in which the company is a party, provided that if they breach this agreement, they shall forfeit such interest or participation for the benefit of the Mexican nation.

ARTICLE 5. The company shall have a term of 99 years as from the date of its deed of incorporation.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE 6. The capital stock shall be variable. The minimum fixed portion without right of withdrawal is of $50,000.00 (Fifty thousand pesos Mexican Currency), each.

ARTICLE 7. The shares issued by the company, of the fixed and the variable portions shall be divided in “A”, “B” and “N” series.

The “A” series shares shall always represent at least 51% of the capital stock and may only be subscribed or acquired by individuals or entities considered as Mexican investors under the Foreign Investment Law, therefore, the effective control of the company, shall at all times be vested in Mexican investors, the “B” series shares shall represent the remaining capital stock and may be freely subscribed, provided that the subscription of “B” series shares by foreign investors shall comply with the provisions of the Foreign Investment Law or obtain authorization granted for such purposes by the competent authority. The shares of “A” and “B” series shall be divided in “A-1” and “B-1” sub-series representing the minimum fixed capital stock and A-2” and “B-2” sub-series representing the variable portion of the capital stock.

All shares of “A” and “B” series shall grant equal rights and obligations.

The “N” series shall be formed by shares with limitations to the vote and other corporate rights, and may be freely acquired, consequently, may be acquired by Mexicans or foreigners.

The “N” series with limitations to the vote and other corporate rights shall be considered neutral investment, which with the prior authorization from the Ministry of Commerce and Industrial Promotion shall not be counted to calculate the percentage of participation of foreign investors in the capital stock, in terms of articles 18 and 20 of the Foreign Investment Law. The “N” series may be divided in “N-1” subseries representing the minimum fixed capital stock and “N-2” or simply “N” representing the variable portion of the capital stock.

ARTICLE 8. The “N” series shares shall have limitations to the vote and other corporate rights, and each “N” series share shall exclusively grant the following rights:

1. Attend and vote, with one vote per share, solely and exclusive, during “N” series Special Shareholders’ Meetings.

2. Attend and vote, with one vote per share, solely and exclusive, during Extraordinary Shareholders’ Meetings.

2. If they have been totally paid, they shall have the same cash benefits than the common or ordinary shares with voting right, including but not limited to, participate of the income, dividends, reimbursements per capital decrease or liquidation, amortization with allocable income or in any other distribution and the right of first refusal to subscribe new “N” series shares, to be paid in cash or in kind, in accordance with their corresponding percentage.

ARTICLE 9. The company shall keep a Share Registry Book in accordance with articles 125 and 129 of the General Law of Commercial Companies. Such book may be kept by the Secretary of the Board of Directors, by a credit institution or institution for the deposit of securities, or by the person appointed by the Board of Directors to act as registrar on behalf of the company.

The Share Registry Book shall remain closed during the periods elapsing within the third business day prior to any General Shareholders’ Meeting until and including the date of the General Shareholders’ Meeting, and therefore, no entry may be made in the book during such period.

The company shall only consider as owner of the shares, the individual or entity recorded as shareholder in the Share Registry Book in terms of article 129 of the General Law of Commercial Companies.

CHAPTER III

INCREASE AND DECREASE OF CAPITAL STOCK

ARTICLE 10. The capital stock may be increased or decreased by the General Ordinary or Extraordinary Shareholders’ Meeting, as applicable, in accordance with the following rules:

i) The minimum fixed capital stock may not be increased until it has been approved by the General Extraordinary Shareholders’ Meeting, including the corresponding amendment to the By-laws.

ii) The variable portion of the capital stock of the company may vary with a sole requirement, the increase or decrease shall be approved by a General Ordinary Shareholders’ Meeting and the corresponding notary formalization and recording the Public Registry of Commerce.

iii) The shares issued to represent the variable portion of the capital stock and, as provided by the resolution of the Shareholders’ Meeting, shall remain deposited in the Treasury of the company so that they may be delivered as they are subscribed, may be offered for its subscription and payment by the Board of Directors, in accordance with the authorities such board has received from the Shareholders’ Meeting approving the issuance, granting at all time the first refusal right to the current shareholders as provided under article 132 of the General Law of Commercial Companies and paragraph six of this Article.

iv) No capital decrease may be approved unless any previously issued shares had been fully paid.

v) The Shareholders’ Meeting approving the increase, or any subsequent Shareholders’’ Meeting shall fix the terms and basis for such increase.

vi) In the event of a capital increase, the shareholders shall have a right of first refusal of the shares representing such increase, in accordance with the number of shares they hold at such time, in accordance with article 132 of the General Law of Commercial Companies.

The resolutions of the Shareholders’ Meetings relating to the resolutions of capital increase shall be published in the Federal Official Gazette and in one of the most sold newspapers of the Federal District.

The shareholders shall exercise their right of first refusal within 15 (fifteen) days after the corresponding publication. Notwithstanding the foregoing, if all the share in which the capital stock is divided are represented in the Shareholders’ Meeting, the fifteen (15) day period shall be counted as from the corresponding Shareholders’ Meeting and the shareholders shall be considered to be informed of the resolution as from that moment, and they may even waive their right first refusal right in such act. In case of this kind of Shareholders’ Meeting, the publication and notice under this clause shall not be necessary.

If any of the shareholders fails to exercise his right of first refusal within the abovementioned term of fifteen (15) days, then the other shareholders shall have a second right of first refusal to subscribe, in accordance to their number of shares they own, with respect to the shares non-subscribed during the initial first refusal right. For this purpose, the Secretary of the Board of Directors shall provide a written notice to the shareholders that exercised their initial first refusal right, the number of shares available for subscription, and such shareholders shall have a term of fifteen (15) days following to the corresponding notice, exercise their second first refusal right with respect to such shares.

ARTICLE 11. Any decrease of the minimum fixed capital stock will be made through resolution of the General Extraordinary Shareholders’ Meeting, and in case of the variable portion, through resolution of the General Ordinary Shareholders’ Meeting; the reductions to the capital stock may be performed to absorb losses or to make refunds to the shareholders. The capital stock may not be reduced below the legal minimum.

Article 12. Any increase or decrease of the capital stock shall be registered in the book kept by the company for such purposes.

CHAPTER IV

RESTRICTIONS TO THE TRANSFER OF SHARES

ARTICLE 13. As provided under the Official Resolution establishing the procedure to obtain a concession for the installation, operation or exploitation or inter-state public telecommunication networks under the Federal Telecommunication Law, published on September 4, 1995 in the Federal Official Gazette, any transfer of judicial adjudication of shares representing ten percent (10%) or more of the capital stock of the company, shall be subject to the following procedure:

(a) The company shall provide notice to the Ministry of Communication and Transport informing the intent of the shareholders to carry out the transfer or adjudication of the shares, including in such notice the favorable opinion of the Federal Competition Commission, and the information of the persons intending to acquire the shares;

(b) The Ministry of Communication and Transport will have a term of 90 calendar days, as from the delivery of the notice described under item (a) above, to state any objections to the transaction;

(c) Upon the expiration of the foregoing term, if the transaction has not been objected by the Ministry of Communication and Transport, the transaction shall be deemed approved;

(d) Only those transactions that are not objected by the Ministry of Communication and Transport may be recorded in the Share Registry Book of the Company; and

(e) If the party interested in acquiring the shares is a legal entity, the notice mentioned under item (a) above shall be filed with the necessary information for the Ministry of Communication and Transport to be informed of the identity of the individuals that, directly or indirectly, have economic interest of more than ten percent (10%) of the capital stock of such entity.

ARTICLE 14. If the Official Resolution described under Article 13 of these by-laws ceases to be effective, the restrictions to the transfer of share established under this Chapter shall also cease to be effective.

CHAPTER V

SHARE CERTIFICATES

ARTICLE 15. The provisional and final share certificates shall comply with the requirements of article 125 of the General Law of Commercial Companies; they may represent one or more shares and shall be signed by two members of the Board of Directors. The final share certificates will have coupons to ease the collection of dividends. The signature of the Board Members may not be original if approved by the Board of Directors, provided that the originals are deposited at the Public Registry of Commerce of the domicile of the Company.

The following text shall be included in the provisional and final share certificates “The right to transfer this certificate and the shares herein represented is limited by the terms and conditions of Article 13 of the by-laws”.

ARTICLE 16. In the event of loss, theft, misplace or destruction of any provisional or final share certificate, the issuance of a duplicate shall be subject to chapter I, Title I of the General Law of Negotiable Documents and Credit Operations. All the duplicates of the share certificates shall bear the mention of being duplicates and the corresponding originals would be rendered invalid. All the expenses derived from the replacement of certificates shall be paid by the shareholder involved.

CHAPTER VI

SHAREHOLDERS’ MEETINGS

ARTICLE 17. The General Shareholders’ Meetings shall be the supreme organ of the Company. The Shareholders’ Meetings may be Ordinary, Extraordinary and Special, all of the above shall be held at the domicile of the company, except for event of force majeure or acts of god.

ARTICLE 18. The Ordinary Shareholders’ Meetings shall be those held in order to address the topics described under articles 180 and 181 of the General Law of Commercial Companies, and any other matter included in the agenda, if the same are not strictly reserved for the Extraordinary or Special Shareholders’ Meeting.

ARTICLE 19. Those Shareholders’ Meetings held to address any of the following matters shall be Extraordinary:

a) Extension of the term of the company.

b) Early dissolution of the company.

c) Increase or decrease of the minimum fixed capital of the company

d) Change to the corporate purpose

e) Change of the nationality of the company

f) Transformation of the company

g) Merger or spin off of the company

h) Issuance of preferred shares

i) Issuance of bonds

j) Amendment to the By-laws

ARTICLE 20. Any Shareholders’ Meetings held to address matter affecting only one Series or Sub-series of shares shall be Special.

ARTICLE 21. The call to Shareholders’ Meetings shall be made by the Board of Directors or the Statutory Auditors, whenever they may deem it fit or as provided under the General Law of Commercial Companies. In any case, the shareholders with at least 33% of the capital stock, for matters in which the “N” series shares have vote or the shareholders representing the 33% of the common shares for those matters in which the “N” series shares have no vote, may require in writing to the Board of Directors or the Statutory Auditor, to call a General Shareholders’ Meeting to address the matters included in their request. Any shareholder with one or more shares shall have the same right in the events listed under article 185 of the General Law of Commercial Companies. If the Board of Directors or the Statutory Auditor fails to make the call within 15 (fifteen) days following to the date of the request, a civil or district judge of the domicile of the company shall call the meeting at the request of the interested shareholder, who shall exhibit his share certificates as provided under law.

ARTICLE 22. The call for General Shareholders’ Meetings shall be published in the Federal Official Gazette, in the “Diario Oficial de la Federacion”, in the Official Gazette of the conventional domicile and in one of the most sold Newspapers in the domicile of the Company, with at least fifteen (15) calendar days prior to the date of the meeting. The calls shall include the Agenda and must be signed be the persons making them. The Shareholders’’ Meetings may be held without publication of the call if all the shares of the capital stock are representing during the vote. If a Shareholder’s Meeting is held to address matters in which the “N” series shares have no vote, they may be held without prior publication of the call if all the common shares with voting rights are present during the vote. No publication will be needed for Shareholders’ Meetings held as a consequence of the continuation of a previous one, provided that such prior meeting has established the date and time for the continuation.

ARTICLE 23. Only the shareholders recorded in the Share Registry Book of the company as holders of one or more shares shall be admitted during the Shareholders’ Meeting.

ARTICLE 24. The shareholders may be represented at the Shareholders’’ Meetings by the persons they may appoint through simple proxy letter signed before two witnesses, or trough any other power-of attorney granted in accordance with the law.

ARTICLE 25. The minutes of the General Shareholders’ Meetings shall be transcribed to a Book of Minutes kept and signed by the persons acting as President and Secretary of the Board of Directors, and the Statutory Auditor, if present at the meeting, and by the shareholders or representatives of the shareholders who were present and desire to sign.

A file must be prepared for each Meeting, including the following documents: (i) minutes; (ii) Attendance list signed by the tellers; (iii) access cards to the Meeting; (iv) proxy letters; (v) copy of the publication of the calls; and (vi) the documents presented to the Meeting for its approval and/or as reference to adopt resolutions, as the reports by the Board of Directors or Statutory Auditor and the Financial Statements of the Company.

ARTICLE 26. The meetings shall be chaired by the President of the Board of Directors. If the President of the Board of Directors is not present during any Meeting, it shall be presided by any person appointed by majority of votes.

The Secretary of the Board of Directors shall act of secretary of the meeting and if he is not present during any Meeting, the secretary shall be the person appointed by majority of votes. The President shall appoint one or more tellers among those present thereat in order to count the shares represented thereat and of the number of votes that may be issued in accordance with the total of shares represented, so that the President may declared the Meeting as validly installed.

ARTICLE 27. The General Shareholders’ Meetings shall be held at least once per year within the four months following to the closing of the tax year. In addition to the matters listed in the Agenda, the Ordinary Annual Shareholders’ Meeting shall discuss, approve or modify the Report prepared by the Board of Directors including the reports and financial statements referred under article 172 of the General Law of Commercial Companies, taking into account the report of the Statutory Auditor and take any necessary measures, appoint the members of the Board of Directors and the Statutory Auditor, and fix their payment, if any.

ARTICLE 28. For a General Ordinary Shareholders’ Meeting to be considered as legally convened during the first call, at least fifty percent (50%) of the common shares with right to vote shall be represented thereat; and its resolutions will be valid if taken by the majority of common shares with right to vote represented thereat. For further calls, the General Ordinary Shareholders’ Meeting shall be considered as legally convened if at least forty percent (40%) of the common shares with right to vote is present thereat and the resolutions will be valid if taken by the vote of the majority thereat.

ARTICLE 29. For a General Extraordinary Shareholders’ Meeting to be considered as legally convened during the first call, at least seventy-five percent (75%) of the capital stock and its resolutions will be valid if taken by the favorable vote of at least fifty percent (50%) of the capital stock. For further calls, the General Extraordinary Shareholders’ Meeting shall be considered as legally convened if at least fifty percent (50%) of the capital stock are present thereat, and the resolutions will be valid if taken by the vote of at least fifty percent (50%) of the capital stock.

ARTICLE 30. For a Special Shareholders’ Meeting to be considered as legally convened during the first of further calls, at least half plus one of the shared of such Series must be present thereat and its resolutions will be valid if taken by the majority of votes of the relevant Series.

ARTICLE 31. The resolutions adopted outside Shareholders’ Meeting by unanimous vote of the shareholders representing all the shares with right to vote, or the corresponding relevant special category of shares, shall have for all applicable legal purposes, the same validity as if adopted during a General or Special Shareholders’ Meeting, provided that the same are confirmed in writing.

The Secretary of the Board of Directors may issue certifications with respect to the resolutions so adopted. The documents containing the resolutions adopted by unanimous written consent shall be included or transcribed in the book of minutes referred under Article 25 of this By-laws or may otherwise be kept separately under the responsibility of the Secretary of the Board of Directors.

CHAPTER VII

ADMINISTRATION OF THE COMPANY

ARTICLE 32. The administration of the company shall be in charge of a Board of Directors formed by the number of members elected by the General Ordinary Shareholders’ Meeting, which may not below 3 or in excess of 7. The Meeting may appoint alternates up to the number of proprietary members. The shares representing at least twenty percent (20%) of the capital stock shall also have the right to appoint one proprietary and one alternate, who may solely replace the corresponding proprietary member.

ARTICLE 33. the members of the board of Directors and their alternates may or not be shareholders; they shall occupy their position for a year; may be reelected or revoked from their positions at any time, and shall receive the payments approved by the General Ordinary Shareholders’ Meeting. Notwithstanding the foregoing, the members of the board shall continue in their duties even after the expiration of the term for which they had been appointed, until the appointment of new persons and such persons had taken their positions.

ARTICLE 34. The “B” series shareholders shall always have the right to appoint the President of the Board of Directors, who shall be an individual of Mexican nationality. The Board of Directors, during its first session immediately after the Shareholders’ Meeting appointing their members, shall appoint from within its members a Secretary which do not requires to be a member of the Board of Directors. The board of director may also appoint all the other persons required to occupy all the other positions.

ARTICLE 35. The Board of Directors may hold its sessions at any place within the Mexican Republic or abroad, announcing such place within the call for the Session. The travel expenses and other expenses, if any, of the board members and statutory auditors shall be paid by the company.

The Board of Directors shall hold its sessions whenever it is so summoned by its President or Secretary. The board of Directors may, during the first session held upon the closing of each tax year, approve the date for future sessions during the period.

ARTICLE 36. The call for Sessions of the Board of Directors shall be made in writing and sent to all the proprietary members, alternates and statutory auditors, with at least fifteen (15) calendar days in advance to the date in which the Session must be held, by telegram or telecopy, to the telephone number provided by each Board Member to the Secretary of the Board of Directors, but it shall always be confirmed in writing, through letter sent by international overnight courier service. The call shall include the date, time and place of the session and the list of the matter to be discussed during the same. Any session of the Board of Directors shall be considered as valid, regardless of the manner in which it was called, if all the Members of the Board are present thereat.

For the sessions of the Board to be considered as validly installed, they will require the attendance of the majority of its members and its resolutions will be valid if adopted by the majority of votes of the members present during the session. In case of a tie, the President of the Board shall have casting vote. The minutes containing the resolutions of the Board of Directors shall be signed by the persons acting as President and Secretary of the corresponding session and shall be recorded in a specific book kept by the company for such purposes.

ARTICLE 37. The resolutions adopted outside of Board Session by unanimous vote of its members shall have for all legal purposes, the same effects as if the same had been adopted during a session of the Board, provided that the same are confirmed in writing. The Secretary of the Board of Directors may issue certificates with regard to the adopted resolutions. The documents containing the resolutions adopted by the unanimous resolutions shall be added or transcribed to the book of minutes described under article 36 of this by-laws or may be kept in a separate file under the responsibility of the Secretary of the Board of Directors.

ARTICLE 38. The President of the board shall preside the Sessions of the board of Directors. If the President is not present during a Session, its position shall be undertaken by the board member appointed by the majority of the votes thereat.

ARTICLE 39. The Secretary shall have the following obligations and authorities: (i) acting as Secretary during the sessions of the Board of Directors and during the Shareholders’ Meetings; preparing the minutes of such Sessions and Shareholders’ Meetings, certify the same with his signature, issue certificates to evidence the minutes and other documents attached to the books and appendixes; and (ii) being in charge of the maintenance and update of the books of the company and preparing the files of the corresponding appendixes. The shareholders of the company may have access at all times to the corporate books kept by the Secretary.

ARTICLE 40. The Board of Directors shall be the legal representative of the company and shall have the following authorities and obligations:

I. General power of attorney for lawsuits and collections with all the general and special authorities requiring special clause in accordance with the law, without any limitation, in accordance with the first paragraph of article 2554 and 2587 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes for the other States of the United Mexican States. Consequently, the Board of Directors shall have, without limitation, the following authority: to withdraw any actions, assign assets, challenge judges, receive payments and carry out any act established by the law, including the representation of the company before authorities of judicial, administrative, criminal, civil or any other nature, with the authority to file criminal complaints, granting pardons, and act as offended party and to assist the Public Prosecutor’s Office during criminal procedures, before authorities and labor courts.

II. General power of attorney for acts of administration in accordance with the second paragraph of article 2554 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes for the other States of the United Mexican States.

III. General power of attorney to sign and in any other manner negotiate any kind of negotiable documents in term of article nine of the General Law of Negotiable Documents and Credit Operations.

IV. Carry out acts of ownership in accordance with the third paragraph of article 2554 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes for the other States of the United Mexican States.

V. To exercise the general power of attorney for acts of administration in labor related matters, for the effects of article 792, 686, 876 and subsequent articles and 870 and all other applicable articles of the Federal Labor Law in effect, so that they may appear in front of labor authorities in the labor matter in which the company is a party or interested third party, during the labor audience, in any of its stages, and to respond interrogatories; for lawsuits and collections so that without limitation they may represent the company in accordance with the terms of article 2587 of the Federal Civil Code and the corresponding articles in all the Federative Entities of the United Mexican States, in front of the local and federal labor authorities and courts, specially the Conciliation and Arbitration Boards, and before any authorities and courts of criminal, civil or administrative nature, being expressly authorized to intervene in all procedures of labor claims and during the amparo, to settle, ask and respond interrogatories and to execute all kinds of acts in the name of the company, in its representation.

VI. To open and close bank accounts in the name of the company and to appoint the persons who may sign against the accounts.

VII. To name and remove the general director and other officers and employees of the company, and to establish their labor conditions, payments and authorities.

VIII. To formulate the internal labor regulations.

IX. Call Shareholders’ Meetings and carry out their resolutions.

X. To carry out all the acts permitted by these bylaws or which result as a consequence of the same.

XI. Granting general or special powers of attorney in terms of items I, II, III, IV, V and VI above, with or without substitution authority, and to revoke powers of attorney granted by the company, always retaining the exercise of its authorities.

ARTICLE 41. The General Shareholders’ Meeting may establish an obligation for the members of the board of Directors and their corresponding alternate members, and for other offices and managers of the company, to grant a guaranty to secure the compliance with their duties, establishing the amount and characteristics of such guaranty.

ARTICLE 42. The General Ordinary Shareholders’ Meeting or the board of Directors may appoint one or more officers of the company, including the President, Secretary and Treasurer, one or more Vice-presidents, a Secretary and one or more Deputy Secretary, as it may deem convenient. The President shall necessarily be a member of the Board; to occupy any other of the positions within the company, it will not be necessary to be board member. A single person may carry out one or more positions and officer of the company.

CHAPTER VIII

SURVEILLANCE OF THE COMPANY

ARTICLE 43. The surveillance of the company shall be in charge of one or more Statutory Auditors, as decided by the Shareholders’ Meeting. If the Meeting deems it fit, it may appoint one or more alternate Statutory Auditors. The Statutory Auditors may or not be shareholders of the company; they may be reelected and shall remain in their positions until the persons appointed to replace them have taken their positions. The statutory Auditor shall have the authorities and obligations established under article 166 of the General Law of Commercial Companies and in these by-laws.

ARTICLE 44. In any event, any shareholder or group of shareholders representing 25% of the capital stock, shall have the right to appoint one statutory auditor, and its alternate, in there are alternates. The “B” Series shareholders shall also have the right to appoint one statutory auditor and its alternate, regardless of the number of shares they represent. If no shareholder or group of shareholders exercise this minority right, all the Statutory Auditors shall be appointed by majority of votes.

ARTICLE 45. The General Shareholders’ Meeting may establish the obligation of one or more of the Statutory Auditors to grant a guaranty to secure the compliance with their duties, establishing the amount and characteristics of such guaranty.

CHAPTER IX

CORPORATE YEARS, FINANCIAL INFORMATION

AND PROFITS AND LOSSES

ARTICLE 46. The corporate years shall start on January 1 and end on December 31 of each year, except for the first one which will start on the date of signature of this public deed and end on December 31 of the current year. Within the 4 (fur) months following the end of each corporate year, the Board of Directors shall prepare a report including the information established under Article 172 of the General Law of Commercial Companies, which shall be subject to the approval of the Annual Ordinary Shareholders’ Meeting.

ARTICLE 47. The financial statements, together with the support documents, shall be delivered to the statutory auditor(s) with at least 30 days in prior to the date established for the General Annual Ordinary Shareholders’ Meeting.

ARTICLE 48. Within the 15 days following the date in which they had received the financial statements, the statutory auditors shall present to the Board of Directors a report on the accuracy, sufficiency and logic of the information presented to them. Such documents will remain in the possession for the Board of Directors and will be available to all the shareholders for their review, or 15 days before the date established for the General Annual Ordinary Shareholders’ Meeting

ARTICLE 49. The net profits of each corporate year shall be allocated as follows:

1) 5% to construct and if necessary, re-construct the legal reserve until it reaches, at least, the 20% of the capital stock.

2) The balance of the net income shall be applied as decided by the General Ordinary Shareholders’ Meeting.

ARTICLE 50. The losses, if any, shall be applied first to the reserve funds and if the same are insufficient, to the paid capital stock.

CHAPTER X

DISSOLUTION AND LIQUIDATION

ARTICLE 51. The company shall be dissolved in any of the events established in the law. Upon the dissolution of the company it shall be liquidated. The liquidation will be entrusted to one or more liquidators appointed by resolution do the General Extraordinary Shareholders’ Meeting. If the Board fails to make the corresponding appointment, the same shall be made by a Civil or District Judge of the corporate domicile of the company, upon the request made by any shareholder.

ARTICLE 52. In defect of any express instructions otherwise given to the liquidators by the Shareholders’ Meeting, the liquidation shall take place in accordance with the following general bases:

1) Closing of any pending business and transactions in a manner that does not affect the creditors or shareholders;

2) Collection of account receivables and payment of debts;

3) Sale of all the assets of the company;

4) Preparing a general liquidation balance;

5) Allocation of the balance, if any, among the shareholders, in proportion to their shares.

CHAPTER XI

GENERAL PROVISIONS

ARTICLE 53. The founding partners do not retain any special participation.

ARTICLE 54. For any matters that are not expressly regulated under these by-laws, the company shall be subject to the provisions of the General Law of Commercial Companies.